Exhibit 99.1

CELSION CORPORATION ANNOUNCES ADJOURNMENT OF ANNUAL MEETING

49% of Shares Voted, Quorum Not Established To Hold Annual Meeting

Polls Remain Open

Stockholders Holding Unvoted Proxies Are Strongly Encouraged to Vote Their Shares

LAWRENCEVILLE, N.J., June 4, 2021 — Celsion Corporation (NASDAQ: CLSN), a clinical-stage development company focused on DNA-based immunotherapy and next-generation vaccines, announced that its 2021 Annual Meeting of Stockholders, originally scheduled for today, Friday, June 4, 2021 at 10:00 a.m., was adjourned and reconvened to 4:00 p.m. today, Friday, June 4, 2021, due to lack of the required quorum. Stockholders will be able to attend the reconvened Annual Meeting virtually at www.virtualshareholdermeeting.com/CLSN2021.

About Celsion Corporation

Celsion is a fully integrated, clinical stage biotechnology company focused on advancing a portfolio of innovative cancer treatments, including immunotherapies and DNA-based therapies; and a platform for the development of nucleic acid vaccines currently focused on SARS-CoV2. The company’s product pipeline includes GEN-1, a DNA-based immunotherapy for the localized treatment of ovarian cancer. ThermoDox®, a proprietary heat-activated liposomal encapsulation of doxorubicin, is under investigator-sponsored development for several cancer indications. Celsion also has two platform technologies for the development of novel nucleic acid-based immunotherapies and other anti-cancer DNA or RNA therapies. Both are novel synthetic, non-viral vectors with demonstrated capability in nucleic acid cellular transfection. For more information on Celsion, visit www.celsion.com.

Forward-Looking Statements

Forward-looking statements in this news release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, statements relating to the offering and the use of proceeds therefrom, unforeseen changes in the course of research and development activities and in clinical trials; the uncertainties of and difficulties in analyzing interim clinical data, particularly in small subgroups that are not statistically significant; FDA and regulatory uncertainties and risks; the significant expense, time and risk of failure of conducting clinical trials; the need for Celsion to evaluate its future development plans; possible acquisitions or licenses of other technologies, assets or businesses; possible actions by customers, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in the Celsion’s periodic filings with the Securities and Exchange Commission. Celsion assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Celsion Investor Contact

Jeffrey W. Church

Executive Vice President and CFO

609-482-2455

jchurch@celsion.com

or

LHA Investor Relations

Kim Sutton Golodetz

212-838-3777

kgolodetz@lhai.com